Exhibit (a)(5)(B)

SUPERVALU INC. Announces Extension of

Offer to Purchase

7.25% Hybrid Income Term Security Units

from 5:00 p.m. to 12:00 Midnight

on November 20, 2006

MINNEAPOLIS, November 3, 2006—SUPERVALU INC. (NYSE: SVU) announced today an extension of its offer (the “Offer”) to purchase any and all outstanding 7.25% Hybrid Income Term Security Units held in the form of Corporate Units (the “Corporate Units”) of its wholly owned subsidiary, New Albertson’s, Inc. (“New Albertson’s”), at a purchase price in cash of $25.22 per Corporate Unit from 5:00 p.m. to 12:00 midnight, New York City time, on November 20, 2006, unless further extended or earlier terminated by SUPERVALU.

This change was made in order to ensure that the Offer is open to holders of the Corporate Units for a sufficient period of time from commencement, in accordance with regulations of the Commission. The extension of the Offer, along with additional information relating to the Offer, are contained in Amendment No. 2 to the Schedule TO being filed by SUPERVALU and New Albertson’s with the Securities and Exchange Commission today. The terms and conditions of the Offer are described in the Offer to Purchase, dated as of October 23, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal, as updated by the information contained in Amendment No. 1 and Amendment No. 2 to the Schedule TO. All terms and conditions of the Offer to Purchase and the Letter of Transmittal, as updated, continue to apply to the Offer, as extended.

The Dealer Managers for the Offer are Merrill Lynch & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC. The Information Agent for the Offer is Innisfree M&A Incorporated. U.S. Bank Trust National Association is the Tender Agent for the Offer.

Requests for further information regarding the Offer should be directed to Merrill Lynch & Co. toll free at (888) 654-8637 or (212) 449-4914 (collect), Banc of America Securities LLC toll free at (800) 654-1666 or (212) 583-8206 (collect) or Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 or (212) 325-2547 (collect). Requests for further information regarding the procedures for tendering Corporate Units during the Offer should be directed to the Information Agent toll free at (877) 800-5186. Copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained at no charge from the Information Agent or from any of the Dealer Managers.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any Corporate Units or shares of SUPERVALU’s common stock. The Offer is made solely by the Offer to Purchase.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

Except for the historical and factual information contained herein, the matters set forth in this news release, including statements identified by words such as “estimates,” “expects,” “projects,” “plans” and similar expressions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the recently completed acquisition of certain assets and operations of Albertson’s, Inc. cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU’s reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	SUPERVALU INC. Yolanda Scharton, 952-828-4540 Vice President, Investor Relations Fax: 952-828-4838 yolanda.m.scharton@Supervalu.com

2